BANCA FIDEURAM BY-LAWS

NAME - REGISTERED OFFICE - DURATION - PURPOSE

ARTICLE 1

The company is named BANCA FIDEURAM S.p.A. and assumes its current corporate name following the merger of Fideuram S.p.A. and Banca Manusardi & C. S.p.A.

It is a member of the SANPAOLO IMI Banking Group, within which it plays the role of a subholding company for its own subsidiaries.  As such, the company is required to observe and ensure its subsidiaries observe the provisions that its Parent Company issues in the interests of the Group’s stability as part of its management and coordination activities for the execution of instructions issued by the Bank of Italy.  The company’s Directors shall provide the Parent Company with all the data and information on its and its subsidiaries’ activities that may be useful for the purposes of issuing provisions.

ARTICLE 2

The company’s registered office is in Rome at 31, Piazzale Giulio Douhet, and its permanent secondary office is in Milan at 16, Corso di Porta Romana.

It may open and close branches, sub-branches, agencies, offices and secondary offices in Italy and abroad.

ARTICLE 3

The duration of the company shall be until 31 December 2100 and may be extended.

ARTICLE 4

The company purpose is to collect savings and offer credit in its various different forms.  It may, in accordance with the provisions in force, enter into and provide all the permitted banking and financial transactions and services, including brokerage activities, as well as any other operation that is instrumental or in any way connected with achieving the company purpose.

CAPITAL

ARTICLE 5

The share capital is 186.255.207,16 Euros divided into 980,290,564 shares with a nominal value of 0.19 Euros each.  The shares are registered shares.

SHAREHOLDERS’ MEETINGS

ARTICLE 6

Shareholders’ Meetings shall be called by the Board of Directors at the registered office or in any other place specified in the notice of meeting, provided that it is within the territory of the Italian State.   Meetings may also be called by at least two members of the Board of Auditors, following notification of the Chair of the Board of Directors.

ARTICLE 7

The call of a meeting, whether ordinary or extraordinary, shall be made with the publication of the notice setting out the date, time, place and agenda of the meeting to be considered in accordance with the procedures and within the terms provided for by Italian law and the applicable regulatory provisions.

The notice may indicate the place, date and time of a meeting in second call in the event of insufficient shareholders attending the meeting at first call either in person or by proxy for it to be legally quorate.  Should the need arise, the provisions of Italian law shall apply regarding meetings in third call.

ARTICLE 8

Shareholders that at least five days prior to that of a meeting deposit their shares with the Bank or other authorised parties specified in the notice of meeting shall be entitled to take part in the shareholders’ meeting.

ARTICLE 9

Every share shall be entitled to one vote.  Every shareholder who is entitled to take part in a meeting may have themselves represented in accordance with the provisions of Italian law.

ARTICLE 10

Meetings shall be chaired by the Chair of the Board of Directors or, in their absence, by the Vice Chair or, in the event of there being more than one Vice Chair, by one of them in order of seniority of appointment or, in their absence, by another Member of the Board nominated by the meeting.  The Chair of the meeting shall be responsible for ascertaining that proxies have been validly appointed and generally speaking that the shareholders are entitled to take part in the meeting, for ensuring that it is validly held, for chairing the proceedings and for establishing the voting procedures.  The Chair shall be assisted by a Secretary, if the minutes are not be taken by a notary public, and, if necessary, by two scrutineers nominated by the meeting.

ARTICLE 11

The provisions of Italian law shall determine whether a meeting, either ordinary or extraordinary, is validly held.

ARTICLE 12

The resolutions of the meeting shall be recorded in minutes signed by the Chair, Secretary and, if applicable, the scrutineers.

When matters covered by the law are concerned, the minutes shall be drafted by a notary public chosen by the Chair.

BOARD OF DIRECTORS

ARTICLE 13

The company shall be managed by a Board of Directors consisting of between seven and thirteen members elected by the shareholders’ meeting.

The members of the Board of Directors shall be decided by the meeting at the time of their appointment.  Directors shall be appointed for a period of three years and shall be re-electable.

ARTICLE 14

The Board shall appoint a Chair from among its members and may appoint one or more Vice Chairs.  It shall also appoint a Secretary who, when not a member of the Board of Directors, shall be chosen from the Senior Management of the company.

ARTICLE 15

Meetings of the Board of Directors shall be called by the Chair or whoever takes their place, at the registered office or other location specified in the notice of meeting, once every two months as a rule and whenever the Chair of the Board of Directors considers it necessary or receives a request from at least one third of the Members of the Board.  Meetings of the Board of Directors may also be called by at least two members of the Board of Auditors, following notification of the Chair of the Board of Directors.

Meetings of the Board shall be called by registered letter, telegram, telex or fax to be sent at least five days before the meeting or, in emergencies, to be sent at least twenty-four hours in advance, setting out the date, time, place and agenda of the meeting as well as the places where members can participate by audiovisual link.

The General Manager shall attend meetings of the Board of Directors and the Chair shall be entitled to have Board meetings attended by any senior management they consider appropriate.

ARTICLE 16

Resolutions of the Board of Directors shall require the attendance of the majority of board members to be valid.  Resolutions shall be passed or rejected by an absolute majority of those present.  In the case of an equality of votes, the person presiding over the meeting shall have a casting vote.

The resolutions shall be recorded in minutes signed by the Chair, or whoever takes their place, and the Secretary.

It is admissible for those participating in Board Meetings to do so remotely using audiovisual communication systems.  In such cases:

•                  it shall be possible for each of the participants to take part, examine documents and express their opinions, and to do so simultaneously during discussions and resolutions.

•                  meetings of the Board of Directors shall be deemed to have taken place where the Chair and Secretary are located.

ARTICLE 17

The Board is invested with the widest powers for the ordinary and extraordinary management of the company with the authority to perform any acts that it considers appropriate for achieving or implementing the company purpose, excepting solely those that the law expressly restricts to the shareholders’ meeting.

Decisions concerning the following shall be the exclusive competence of the Board of Directors:

•                  the choice of general management addresses;

•                  approving and amending internal regulations regarding the company’s general organisational structure and operating standards;

•                  the appointment of the General Manager and Senior Managers at General Management level;

•                  the purchase and sale of equity investments;

•                  the purchase and sale of immovable property;

•                  the establishment, transfer and closure of branches, sub-branches, agencies, offices and secondary offices;

•                  the bringing of legal and administrative proceedings at any level and in any place, with the exception of proceedings concerning credit recovery, waivers and settlements.

ARTICLE 18

The shareholders’ meeting shall decide the annual remuneration of Directors and any compensation for attending meetings of the Board of Directors and Executive Committee.

Directors shall also be entitled to the reimbursement of any expenses incurred in the exercise of their duties.

ARTICLE 19

The Board of Directors may transfer its authority to an Executive Committee and to a Managing Director, deciding the powers delegated.  It may not delegate the powers specified in arts.  2423, 2443, 2446 and 2447 of the Italian Civil Code, or those specified in art. 17, subparagraph two, of these by-laws.  Duties and powers regarding ordinary management and the disbursement of loans may also be conferred on the General Manager, Senior Managers at General Management level and other Senior Managers, Managers, Middle Management, middle and higher-ranking employees and those in charge of branches, sub-branches, agencies, offices and secondary offices, either individually or in committees, within predetermined amounts.

The Board of Directors shall be informed of the decisions taken by those delegated such powers in accordance with the procedures that the Board itself has decided.

In emergencies, the Managing Director may, having consulted the Chair of the Board of Directors, take decisions that are the province of the Executive Committee when it is impossible for the Executive Committee to meet, and of the Board of Directors when it is impossible for the Board and the Executive Committee to meet.  The bodies concerned shall be informed of the decisions taken at their first subsequent meeting.  The Directors shall report to the Board of Auditors at least once every quarter, including upon meetings of the Board of Directors or Executive Committee, on the most important economic and financial activities and transactions carried out by the Company and its Subsidiaries; they shall in particular report on any transactions involving a potential conflict of interest.

ARTICLE 20

The Executive Committee shall be appointed for the period from time to time decided by the Board of Directors, which shall also decide its powers.

The Executive Committee shall comprise between three and six members.  The Board of Directors shall decide the members of the Executive Committee.  Meetings of the Executive Committee shall be called by the Chair or whoever takes their place, at least once per month as a rule and whenever the Chair considers it necessary or receives a request from one of its members.  Meetings of the Executive Committee may also be called by at least two members of the Board of Auditors, following notification of the Chair of the Board of Directors.  Meetings shall be called by registered letter, telegram, telex or fax to be sent at least five days prior to the meeting or, in emergencies, to be sent at least twenty-four hours in advance, setting out the date, time, place and agenda of the meeting as well as the places where members can participate by audiovisual link.

The General Manager shall attend meetings of the Executive Committee.

Meetings of the Executive Committee shall be deemed valid when the majority of its members are present and resolutions shall be passed or rejected by a majority of those present and entitled to vote.  In the case of an equality of votes, the chair of the meeting shall have a casting vote.

The functions of Secretary of the Executive Committee shall be performed by the Secretary of the Board of Directors or, in their absence, by a Senior Manager of the company nominated by the chair of the meeting.

It is admissible for those participating in Executive Committee Meetings to do so remotely using audiovisual communication systems.  In such cases:

•                  it shall be possible for each of the participants to take part, examine documents and express their opinions, and to do so simultaneously during discussions and resolutions.

•                  meetings of the Executive Committee shall be deemed to have taken place where the Chair and Secretary are located.

ARTICLE 21

The General Management shall comprise a General Manager, if appointed, and one or more persons who may be appointed Joint General Manager and Vice General Manager.

They shall be responsible, in accordance with the related functions and competencies assigned by the Board of Directors, for:

•                  executing the resolutions of the Board of Directors and Executive Committee, and the decisions of the Managing Director;

•                  managing current business;

•                  organising the activities and deciding the duties and destinations of human resources.

In cases of absence or impediment, the General Manager shall be substituted by the Joint General Manager or, if the latter is unable to attend, by the Vice General Manager.

ARTICLE 22

The Chair shall be empowered to act as the company’s legal representative in dealings with third parties and in legal proceedings, and shall have power of signature.  In cases of absence or impediment, the Chair shall be substituted by one of the Vice Chairs or, if the latter is unable to attend, by the Managing Director or longest-serving Member of the Board.  The signature of the person substituting the Chair shall constitute proof to third parties of the absence of or impediment to the latter.

The Managing Director, General Manager, Joint General Manager and Vice General Manager shall be empowered to represent the company and have power of signature within the limits of their assigned duties and the powers conferred upon them by the Board of Directors.

The Board of Directors may, moreover, delegate power of signature to Senior Managers, Managers and Employees, deciding the related powers, limits and uses.  The Board of Directors may also confer powers including power of attorney on people outside the company for the performance of individual acts and classes of acts.

AUDITORS

ARTICLE 23

The Shareholders’ Meeting shall elect the Board of Auditors, consisting of three Statutory Auditors and two Supplementary Auditors.

The Auditors shall be appointed for three years - unless the law provides otherwise - and shall be re-electable.  At least one of the Statutory Auditors and at least one of the Supplementary Auditors shall be listed in the register of auditors as having operated as statutory auditors for no less than three years.

The remaining Auditors may be chosen from those listed as having at least three years’ experience in:

a)              administrative or auditing activities or management responsibilities in joint-stock companies with a share capital of not less than two million euros, or

b)             professional or full-time university teaching activities in legal, economic, banking, finance, insurance areas or areas that are of practical relevance to the activities of the bank, or

c)              senior-management duties in public bodies or public administration bodies operating in the banking, financial or insurance sectors.

The entire Board of Auditors shall be appointed from lists presented by the Shareholders in which each candidate shall be listed using a progressive number.

The lists shall be filed at the registered office at least 10 days before the date fixed for the Shareholders’ Meeting in first call and this shall be noted in the notice of meeting published in the press.

Each Shareholder may present or contribute to the presentation of a single list and each candidate may present themselves in a single list, upon penalty of ineligibility.

Only those Shareholders who either individually or together with other Shareholders account for at least 3% of the shares with voting rights at Ordinary Meetings shall be entitled to present lists.  The Shareholders shall, together and at once, be required to present a copy of the tickets of admission issued by the depositories of their shares in order to prove that they own the number of shares required to present lists.

The declarations of the individual candidates accepting their candidature shall be filed together with each list, by the date for filing the lists, in which each candidate shall testify under their own responsibility that there are no causes for ineligibility and incompatibility, and that they meet the requirements of the regulations in force to hold office as Auditor.  Each person entitled to vote may vote for one list only.

Elections for the members of the Board of Auditors shall proceed as follows:

a.               two Statutory Auditors and one Supplementary Auditor shall be selected from the list that received the majority of Shareholders’ votes in the progressive order in which they appear in the list itself;

b.              the remaining Statutory Auditor and one Supplementary Auditor shall be selected from the other lists; the votes received by the lists themselves shall subsequently be divided by one, two and three to this end; the quotients obtained in this way shall be allocated progressively to the candidates in each of said lists in the order that they appear in them; the quotients allocated to the candidates in the different lists in this way shall then be drawn up in a single listing, ranked in descending order: the candidate obtaining the highest quotient shall be elected Statutory Auditor and the candidate obtaining the second highest quotient shall be elected Supplementary Auditor; should more than one candidate obtain the same quotient, the candidate in the list from which no Auditors have yet been elected shall be elected; should no one have been elected Auditor from any of these lists, the entire Meeting shall vote again and the candidate obtaining the simple majority of votes shall be elected.

Auditors that are for whatever reason not elected following the above procedure shall be appointed by the Shareholders’ Meeting with the majorities provided for by law.

The Chair of the Board of Auditors shall be the person whose name appears first in the list obtaining the majority of votes.

In the event of an Auditor from the list obtaining the majority of Shareholders’ votes needing to be substituted, they shall be replaced by the Supplementary Auditor in the same list; in the event of an Auditor from the other lists needing to be substituted, they shall be replaced by the Supplementary Auditor elected following the procedure set out in point b.  of this article.

The appointment of Auditors for completing the numbers of the Board of Auditors in accordance with art.  2401 of the Italian Civil Code shall be carried out by the Shareholders’ Meeting by relative majority, without prejudice to the right of the minority to appoint a Statutory Auditor.

The Auditors shall be paid the fees determined by the Shareholders’ Meeting, which may also decide to pay each Auditor a fixed sum in addition to their fees for each meeting they attend; the Auditors shall also be entitled to have any expenses incurred in performing the duties of their office reimbursed and to the payment of daily allowances in the sum determined by the Shareholders’ Meeting.

The members of the Board of Auditors shall not hold the office of Statutory Auditor in more than 5 other listed companies.

FINANCIAL STATEMENTS AND PROFITS

ARTICLE 24

The company’s financial year shall end on 31 December each year.

ARTICLE 25

The net profits for the corporate year shall be divided as follows:

•                  10% to the legal reserve in accordance with the provisions in force;

•                  the remainder to capital income or other reserves or other destinations in the amount and manner decided by the Shareholders’ Meeting.

ARTICLE 26

Dividends shall be paid at the banks specified by the Board of Directors, at the date decided annually by the Shareholders’ Meeting.

ARTICLE 27

Compulsory dividends that are not collected shall be transferred to the company and assigned to the extraordinary reserve.

DISSOLUTION

ARTICLE 28

In the event of the dissolution of the company and for all cases not provided for by these by-laws, the law shall apply.